Exhibit 10.22

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”), dated as of the 1st day of December, 2022 (for purposes of this Amendment, the “Effective Date”), is entered into between Ken & Jill Gimelli, LLC, a California limited liability company (“Lessor”) and Alpha Teknova, Inc., a Delaware corporation (“Lessee” and, together with Lessor, collectively referred to herein as the “Parties”).

WHEREAS, Lessor and Lessee entered into that certain Commercial Lease Agreement dated October 7th, 2020, relating to premises located at both of (1) 2451 Bert Drive, containing approximately 19,000 square feet, and (2) 2320 Technology Parkway, containing approximately 27,390 square feet, each in Hollister, California, and as more particularly described therein, together with the buildings constructed thereon and the other easements, rights, and appurtenances stated therein (collectively, the “Lease”); and

WHEREAS, Lessor and Lessee have agreed to amend the Lease, upon the terms and conditions hereinafter set forth; and

WHEREAS, all capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Lease.

NOW, THEREFORE, for good and valuable consideration and the mutual covenants, terms, and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties amend the Lease as of the Effective Date, as follows:

1.
Lease Term. As to the Premises located at 2320 Technology Parkway only, the Term of the Lease shall be extended from five (5) to twelve (12) years. Accordingly, Section 2.01 of the Lease shall be and is hereby deleted in its entirely and replaced with the following:

“Section 2.01. Original Term.

(A) As to the Premises of which the building at 2320 Technology Parkway is a part, the term of this Lease shall be for a period of twelve (12) years commencing at 12:01 A.M. on October 7th, 2020, and ending at 12:01 A.M. on September 30, 2032, unless earlier terminated in accordance with this Lease; provided, however, that Lessee shall have the right, but not the obligation, to extend the Term for an additional five (5) years, ending at 12:01 am on September 30, 2037, with annual increases in Rent consistent with Section 3.01(a) of this Lease.

(B) As to the Premises of which the building at 2451 Bert Drive is a part, the term of this Lease shall be for a period of five (5) years commencing at 12:01 A.M. on October 7th, 2020, and ending at 12:01 A.M. on September 30, 2025, unless earlier terminated in accordance with this Lease; provided, however, that Lessee shall have the right, but not the obligation, to extend the Term for an additional 2 (two) years, ending at 12:01 am on September 30, 2027.

References in this Lease to the “Term” shall be to the term of this Lease relating to either or both of the Premises described in this Section as the context requires.”

2.
Fixed Rent and Additional Rent. Taking account of the extension of the Term of the Lease as to the Premises including the building located at 2320 Technology Parkway, and to reflect the agreement between the Parties to modify the rate at which Rent will increase annually during the period of that extension, Section 3.01(a) of the Lease shall be and is hereby amended so that it reads:

“(a) Other than as set forth in Section 3.01(b) of this Lease, Lessee agrees to pay to Lessor during the Term specified in Section 2.01, monthly rent (“Rent”), due on the first day of every month, which shall increase three percent (3%) annually on October 1 of each year through Year 5 of the Term, and then four percent (4%) annually from Year 6 through Year 12 of the Term (and any extension thereof) applicable to the building located at 2320 Technology Parkway within the Premises. Lessee also agrees to pay to Lessor modified NNN (“NNN”), which shall include real property tax, building insurance, and building maintenance. Rent and NNN shall be paid pursuant to the following schedule:

	2451 Bert	Bert NNN	2320 Technology	Technology NNN
Year 1: 1/1/2021 - 6/30/2021 7/01/2021-9/30/2021	18,050.00	1,829.36	18,895.50 26,020.50	1,907.68 2626.93
Year 2: 10/01/2021 - 9/30/2022	18,591.50	1,829.36	26,801.12	2,626.93
Year 3: 10/01/2022 - 9/30/2023	19,148.20	1,829.36	27,603.64	2,626.93
Year 4: 10/01/2023 - 9/30/2024	19,722.00	1,829.36	28,430.82	2,626.93
Year 5: 10/01/2024 - 9/30/2025	20,311.00	1,829.36	29,279.91	2,626.93

Year 6: 10/01/2025 – 9/30/2026	30,451.11	2,626.93

Year 7: 10/01/26 – 9/30/2027	31,669.15	2,626.93
Year 8: 10/01/27 – 9/30/2028	32,935.92	2,626.93
Year 9: 10/01/28 – 9/30/2029	34,253.36	2,626.93
Year 10: 10/01/29 - 9/30/2030	35,623.49	2,626.93
Year 11: 10/01/30 – 9/30/2031	37,048.43	2,626.93
Year 12: 10/01/31 – 9/30/2032	38,530.37	2,626.93

Lessee shall pay all Rent without deduction to Lessor at the address set forth herein for mailing notices to Lessor, or at any other place or places that Lessor may from time to time designate by written notice given to Lessee.”

3.
Repairs by Lessee. To more precisely reflect the intentions of the Parties regarding the maintenance of air conditioning systems and roofs present on the Premises, Section 4.02(b) of the Lease shall be amended so that it reads in its entirety as follows:

“(i) Regularly employ a heating and air conditioning maintenance firm to service and maintain the heating and air conditioning system on the Premises in good working order, provided, however, that Lessor shall be responsible for making, and the cost of, any major repairs and replacements of the heating and air conditioning system in the building on the Premises located at 2451 Bert Drive only; and (ii) notwithstanding this Agreement’s Section 4.01, make any and all repairs to (including major repairs to and replacements of) the heating and air conditioning system and to the roof of the building on the Premises located at 2320 Technology Parkway that may be required from time to time;”

4.
Lessee Alternations. To take account of events having occurred between the effective date of the Lease and the Effective Date of this Amendment, (a) the second sentence of Section 4.03 of the Lease shall be deleted in its entirety, and (b) the first sentence hereby amended so that it reads:

“Lessor acknowledges and agrees that, during the first year of the Term, Lessee intends to invest substantially in the buildings so that they are suitable for the conduct by Lessee of Lessee’s business (the “Initial Renovation Project”).”

5.
Lessee Improvements and Trade Fixtures. To correct a drafting error, the second sentence of Section 4.04(a) of the Lease shall be deleted in its entirety.
6.
Surrender of Premises. To better reflect the intentions of the Parties as they relate to the surrender of the Premises at the termination of the Lease, Section 4.07 of the Lease shall be amended so that it reads in its entirety, after the heading, as follows:

“On expiration of the Term or earlier termination, Lessee shall promptly surrender possession of the Premises to Lessor in as good condition as the Premises are on the date of this Lease, reasonable wear and tear excepted, and shall, at Lessor’s election but at Lessee’s expense, remove those of Tenant’s remaining fixtures and improvements from the building on the Premises located at 2320 Technology Parkway that, in Lessor’s reasonable discretion, would otherwise make that building unsuitable for use as a commercial warehouse.”

7.
Lessor Improvements. Section 4.08 shall be added and read in its entirety: “Within a reasonable period of time after Lessee has completed the relevant aspects of the Initial Renovation Project, Lessor shall install appropriate lighting adjacent to the sidewalk located outside the building on the Premises located at 2320 Technology Parkway.”
8.
Notices. To take account of a change to Lessee’s business address, Section 10.02 of the Lease shall be and is hereby amended so that the street number in Lessee’s notice address is identified as “2451 Bert Drive”.
9.
Schedule 1. To take account of the decision by Lessor and Lessee together not to create the schedule contemplated by the original Section 4.03 of the Lease, the Lease shall be and hereby is amended by deleting Schedule 1 its entirety.
10.
No Default. Lessor and Lessee hereby affirm that as of the Effective Date no breach, default, or other act, error, or omission which, with the giving of notice or passage of time or both, would constitute a breach or default by either Party has occurred and is continuing under the Lease.
11.
Affirmation of Lease Terms. Except as amended by this Amendment, Lessor and Lessee hereby ratify the Lease and agree that the Lease shall remain unchanged and shall continue in full force and effect. If there is any conflict between the terms of the Lease and the terms set forth in this Amendment, the terms specifically set out in this Amendment shall control. From and after the Effective Date, all references to “the Lease” or “this Lease” in the Lease shall mean the Lease as amended by this Amendment.
12.
Mutual Authorization Representation. Lessor and Lessee hereby represent and warrant to each other that: (a) this Amendment (and each term and provision hereof) has been duly and appropriately authorized by such party through proper written corporate action and approval; and (b) no additional consent, agreement, or approval is required with respect hereto.

13.
Miscellaneous.
(a)
Entire Agreement. This Amendment contains the entire understanding and agreement between the Parties with respect to the matters addressed herein.
(b)
Amendment and Modification. This Amendment may be modified only by an agreement in writing and signed by both Lessor and Lessee.
(c)
Further Assurances. Each of the Parties shall deliver to the other any further instruments or documents that may be reasonably required to establish to the satisfaction of the other party that it has agreed to be bound by and become liable under the terms and conditions of the Lease and this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment with effect as of the Effective Date.

LESSOR LESSEE

/s/ Ken Gimelli__________ /s/ Stephen Gunstream_________________
Ken Gimelli Stephen Gunstream – President & CEO
Ken & Jill Gimelli, LLC Alpha Teknova, Inc.